Exhibit 10.11

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CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT, MARKED BY [***], HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (the “Agreement”), dated as of November 1, 2021 (the “Effective Date”), is by and between Institute for Protein Innovation, Inc. a Massachusetts nonprofit corporation with an office at 4 Black fan Circle, Boston MA 02115 (“IPI”) and Aktis Oncology Inc., a Delaware corporation, with an office at 450 Kendall Street, 5th Floor, Cambridge, MA 02142 (“Licensee”). Each of IPI and Aktis may be referred to individually as a “Party” and collectively as the “Parties”.

BACKGROUND

WHEREAS, the Parties entered into that certain Sponsored Research Agreement dated August 24, 2020 (the “SRA”), under which IPI granted to Licensee an option to acquire a licensed under certain patents and technology rights related to Miniproteins binding Aktis Targets (as such terms are defined below) owned by IPI;

WHEREAS, Licensee exercised such option and wishes to obtain a license under IPI’s interest in such patent and technology rights to develop and market products and services based thereon; and

WHEREAS, IPI is willing to grant a license to Licensee under such patent and technology rights pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual promises, representations, and warranties contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree to the terms and conditions set forth in this Agreement.

ARTICLE I

DEFINITIONS

Unless this Agreement expressly provides otherwise, the following terms, whether used in the singular or plural, will have the meanings set forth below:

1.1 “Affiliate” shall mean, with respect to any organization or entity, any person, organization or entity controlling, controlled by or under common control with, such organization or entity. For purposes of this definition only, “control” of another person, organization or entity shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the activities, management or policies of such person, organization or entity, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, control shall be presumed to exist when a person, organization or entity (a) owns or directly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other organization or entity or (b) possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the organization or other entity.

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1.2 “Aktis Targets” shall mean the fourteen (14) target proteins listed on Appendix A attached hereto From time to time and by mutual written agreement, Licensee and IPI may modify the Aktis Targets.

1.3 “Combination Product” shall mean a product which contains both [***].

1.4 “EMA” shall mean the European Medicines Agency, or any successor thereof.

1.5 “FDA” shall mean the United States Food and Drug Administration, or any successor thereof

1.6 “Field” shall mean all fields.

1.7 “First Commercial Sale” shall mean with respect to a Licensed Product or a Discovered Product, or a Licensed Service or a Discovered Service, the date of the first sale (in exchange for cash or other consideration to which value can reasonably be assigned for the purpose of determining Net Sales) by Licensee, its agents or Sublicensees of such Licensed Product in a given country to an independent third party for distribution or end use or consumption of such Licensed Product after Regulatory Approval, and, where applicable, Pricing and Reimbursement Approval, for such Licensed Product in such country. [***].

1.8 “Licensed Patents” shall mean [***].

1.9 “Licensed Know-How” means all know-how, data, materials, and information owned or controlled by IPI specifically related to the Licensed Patent.

1.10 “Licensed Patents Expiration” means the expiration date of the last to expire Valid Claim of the Licensed Patents, taking into account any patent term extension, supplementary protection certificate, market exclusivity period, or other grant of any extended term thereof.

1.11 “Licensed Product” means any and all products the manufacture, use, sale, offer for sale, importation, or marketing of which would otherwise constitute infringement (direct or indirect) of any Valid Claim of the Licensed Patents. For the avoidance of doubt, a Licensed Product includes products made through the practice of a process covered by a Valid Claim of the Licensed Patents.

1.12 “Licensed Product Information” means all data (including without limitation clinical data), patent rights, know-how, other intellectual property rights, Regulatory Applications, Regulatory Approvals, in each case, owned or controlled by Licensee, its Affiliates or sublicensees relating to a given Product and which is generated following the Effective Date.

1.13 “Discovered Product” means any and all products or services, the research, development, manufacture, use or sale of which practices or incorporates any of the Licensed Know-How, hut that it not a Licensed Product. For clarity, any polypeptide generated by IPI solely as an antigen for use by or on behalf of Aktis for discovery purposes only shall not be considered a Discovered Product.

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1.14 “Discovered Service” means any and all services, the sale of which practices or incorporates any of the Licensed Know-How, but that is not a Licensed Service.

1.15 “Licensed Service” means any and all services (a) the performance, sale, offer for sale, or marketing of which would otherwise constitute infringement (direct or indirect) of any Valid Claim of the Licensed Patents; or (b) that involve the use or consumption of Licensed Products.

1.16 “Licensed Technology” means the Licensed Patents and Licensed Know How.

1.17 “IPI Background IP” means any intellectual property (other than the Licensed Technology) owned solely or jointly by IPI relating to Miniproteins and Miniprotein libraries, or the design, screening, identification, and characterization thereof

1.18 “Miniproteins” shall mean any binder proteins identified in a screen of the IPI miniprotein libraries to the Aktis Targets, and any modified binding proteins identified, including the final set of high affinity miniproteins.

1.19 “Net Sales” shall mean [***].

In the case of a Combination Product, Net Sales shall mean [***].

1.20 “PMDA” shall mean the Japanese Pharmaceuticals and Medical Devices Agency, or any successor thereof.

1.21 “Principal Investigator” means [***].

1.22 “Products” collectively means Licensed Products, Licensed Services, Discovered Products, and Discovered Services.

1.23 “Territory” shall mean worldwide.

1.24 “IPI Improvement” shall mean any new invention, new know-how, development, invention, patent, patent application or other improvements, whether or not patentable, made solely or jointly by one or more IPI inventors, [***].

Upon Licensee’s written request, not more often than quarterly, IPI shall provide Licensee with updates regarding IPI Improvements. IPI shall report IPI Improvements before such IPI Improvement is disclosed to the public.

1.25 “Valid Claim” shall mean: (a) a claim of an issued and unexpired patent within the Licensed Patents that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) rendered unenforceable through disclaimer or otherwise, (iii) abandoned or (iv) permanently lost through an interference or opposition

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proceeding without any right of appeal or review or (b) a pending claim of a pending patent application within the Licensed Patents that (i) has been asserted and continues to be prosecuted in good faith and (ii) has not been abandoned or finally rejected without the possibility of appeal or refiling, and (iii) has not been pending for more than [***] after the date of first substantive examination of such claim, as evidenced by the receipt of an office action on the merits from the United States Patent and Trademark Office (or an equivalent examination report from a foreign patent office); provided, however, that in the event such claim issues as a claim of an issued patent, then such claim shall be a Valid Claim hereunder and Licensee shall pay to TPT [***] The invalidity of a particular claim in one or more countries shall not invalidate such claim in the remaining countries of the Territory, or otherwise affect whether such claim is a Valid Claim in the remaining countries of the Territory.

1.26 “Royalty Term” means the time period Licensee has an obligation to pay royalties on a country-by-country basis for a given Product which:

a. with respect to a Licensed Product or Licensed Service, will commence on the First Commercial Sale of that Licensed Product or Licensed Service and continue until the expiration of the last to expire Valid Claim covering the manufacture, use or sale of such Licensed Product or Licensed Service.

b. with respect to a Discovered Product or Discovered Service, will commence on the First Commercial Sale of that Discovered Product or Discovered Service and continue ten (10) years from First Commercial Sale.

For the purpose of clarity, a Licensed Product or Licensed Service may become a Discovered Product or Discovered Service following expiration of the relevant Valid Claim of the Licensed Patents in the jurisdiction in the Territory which covers the making, using or selling of such Licensed Product or Licensed Service and, if, in a given country, royalties were paid under Section 4 2 for such Licensed Product or Licensed Service in such country for a period of less than ten (10) years, Licensee shall pay TPT royalties on Net Sales of the corresponding Discovered Product or Discovered Service under Section 4.2 for the remainder of the ten (10) year period; provided, that, under no circumstances shall the Royalty Term for such Product exceed ten (10) years from First Commercial Sale.

1.27 “Phase I Clinical Trial” shall mean a human clinical trial of a Licensed Product that is designed to satisfy the requirements of 21 C.F.R. §312 21 (a), as amended from time to time, or equivalent trial outside of the United States.

1.28 “Phase 2 Clinical Trial” shall mean a human clinical trial of a Licensed Product that is designed to satisfy the requirements of 21 C.F.R. §312 2 l(c), as amended from time to time, or equivalent trial outside of the United States.

1.29 “Pricing and Reimbursement Approval” means, in any country where a governmental authority must authorize reimbursement, or approve or determine pricing, for a Licensed Product prior to the commercial sale of such Licensed Product in such country, receipt or publication (if required to make such authorization, approval or determination effective) of such reimbursement authorization or pricing and reimbursement approval or determination with respect to such Licensed Product.

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1.30 “Regulatory Approval” shall mean, with respect to a country or region in the Territory, any and all approvals, licenses, registrations or authorizations (including marketing and labeling authorizations) of any Regulatory Authority that are necessary for the manufacture, distribution, importation, exportation, use and sale of a Licensed Product in such country or region.

1.31 “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the manufacture, distribution, importation, exportation, use and sale of a Licensed Product in such country or region.

1.32 “Regulatory Filing” means, with respect to the Product, any submission to a Regulatory Authority of any appropriate regulatory application, and will include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. Regulatory Filings will include any Investigation New Drug Application (“IND”), Clinical Trial Application (“CTA’’), Biologics Licensing Application (“BLA”), Marketing Authorization Application (“MAA”), or the corresponding application in any other country or group of countries.

1.33 “Registration Clinical Trial” shall mean any Clinical Trial that is intended (as of the time the Clinical Trial is initiated) to obtain sufficient data and results to support the filing of an application for Regulatory Approval, including but not limited to a Pivotal Clinical Trial, which shall mean (a) a Phase III Trial or, (b) a Phase II Trial to the extent that either the FDA or the EMA has determined that the Phase II Trial can be considered as a pivotal clinical trial for purposes of obtaining Regulatory Approval.

1.34 “BLA” means a Biologics License Application filed with the FDA in the United States with respect to a Licensed Product, as defined in Title 21 of the U.S. Code of Federal Regulations, Section 601.2 et. seq. or a foreign equivalent of a BLA for a Licensed Product in the applicable jurisdiction.

1.35 “BLA Approval” means the Regulatory Approval of a BLA by the FDA for a Product in the United States, or a foreign equivalent of the FDA for a Product in the applicable jurisdiction.

1.36 “Reporting Period” shall begin on the first day of each calendar quarter and end on the last day of such calendar quarter.1

ARTICLE II

LICENSE RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, IPI hereby grants to Licensee an exclusive license under IPI’s interests in the Licensed Technology to research, develop, make, have made, use, sell, offer to sell, import and commercialize Products in the Territory in the Field, with the right to sublicense through multiple fields as set forth herein

[1]	Defined terms to be alphabetized prior to execution.

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(the “Exclusive License”). Additionally, subject to the terms and conditions of this Agreement, IPI hereby grants a nonexclusive license under IPI’s interests in the IPI Background IP controlled by IPI created during the term of the Agreement, to the extent required to research, develop, make, have made, use, sell, offer to sell, import and commercialize the Products in the Territory in the Field. For a period of three (3) years after the effective date of the Agreement, IPI hereby grants to Licensee the first exclusive right to negotiate a license, or an amendment to the Agreement, to any IPI Improvements invented in the laboratory of the Principal Investigator, that pertain to a Miniprotein to any Aktis Target.

2.2 Sublicenses. Licensee shall have the right to grant written Sublicenses under its respective rights and licenses granted herein as follows:

a. to its Affiliates with the right for such Affiliates to grant subsequent Sublicenses through multiple tiers to other Affiliates (each, a “sub sublicense”) without IPI’s prior written consent; and further including the right for each such Affiliate to grant a sub sublicense to a non-Affiliate third party without IPI’s prior written consent provided that any further sub sublicensing by such third party would require IPI’s prior written consent, such consent not to be unreasonably withheld or delayed; and

b. to non-Affiliate third parties directly, provided that any further sub sublicensing by such third party would require IPI’s prior written consent, such consent not to be unreasonably withheld or delayed.

c. All sublicenses and sub-sublicenses must contain terms and conditions no less restrictive than, no less protective of IPI’s rights than, and consistent with those set forth in this Agreement, shall state that the sublicense (or sub sublicense) is subject to the termination of this Agreement, and shall name IPI a third-party beneficiary of such terms and conditions.

d. No sublicense or sub sublicense shall purport to grant any rights that extend beyond the scope of rights granted to Licensee under this Agreement.

e. Licensee will provide written notice to IPI identifying a prospective sublicensee at least [***] prior to execution of any sublicense or sub sublicense or amendment thereto, and will furnish to IPI a true and complete copy of each executed sublicense and sub sublicense, and each amendment thereto;

f. No sublicense or sub sublicense shall relieve Licensee of any of its obligations hereunder, Licensee shall be responsible for the conduct of its sub licensees or sub-sublicensees and their compliance with the terms of the sublicense or sub sublicense; and any act or omission of a sublicensee or sub sublicensee which would be a breach of this Agreement if performed by Licensee shall be deemed a breach hereof; and

g. Each sublicense or sub sublicense may provide that the sublicensee can request, upon a showing of need, the right to grant further nonexclusive sub licenses through tiers (sub-sublicenses), and IPI will not unreasonably withhold its consent to any such request, presented by Licensee on behalf of its sublicensees, so long as a commercially reasonable need is demonstrated, each sub-sublicense complies with all terms of this

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Agreement applicable to sublicenses, and each sub sublicensee executes and returns to IPI a copy of a sublicensing acknowledgment letter. In addition, each sublicense shall provide that in the event this Agreement terminates, the sublicense will, at IPI’s written election, either terminate or continue in full force and effect pursuant to Section 9.4 as a direct license; and

h. Licensee shall promptly provide IPI with the name, contact information, and address of each sublicensee, as well as information regarding the number of full-time employees of each such sublicensee to allow IPI to determine whether it can maintain its small entity filing status for patent prosecution and maintenance purposes. Thereafter, Licensee shall provide IPI, through its regular reports under Section 3 3, a summary of the business and activities of each sublicensee and containing sufficient details regarding the sublicensees’ business relating to the Licensed Patents to assess when, whether, and the extent to which each sublicensee may be practicing its sublicensed rights.

2.3 Retained Rights. In addition to the U S. Government rights identified in Section 2 4, IPI hereby reserves and retains the right for itself and the inventors of the Licensed Technology to practice and use the subject matter covered by Licensed Technology, and to extend such rights to other universities, academic institutions and non-profit research organizations, in each case, (a) for non-commercial research (including sponsored research), educational and compassionate use purposes and (h) to provide reagents to non-commercial, academic research groups but not for clinical trials or for profit sponsored research or other commercial activities related to generating Mini proteins for other sponsors.

2.4 US. Government Requirements. It is understood that the United States Government has funded research, during the course of or through which inventions of the Licensed Patents were conceived or made Thus, the United States Government is entitled under the provisions of 35 U.S.C. §§ 200212 and applicable regulations of Chapter 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. Any license granted under this Agreement to Licensee, and all sublicensees and similar rights granted by Licensee, will be subject to such government license. In addition, unless a valid waiver is obtained from the applicable funding agency at Licensee’s written request and expense, all Products that are used or sold in the United States under the license granted herein (or any sub license thereunder) must be manufactured substantially in the United States to the extent required by 35 U S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

2.5 Marking. Licensee and its sublicensee(s) will mark all Products, or Product/advertising, invoices, or packaging with the appropriate patent number(s) or a virtual marking reference, as required for compliance with the requirements of 35 US C § 287 and related foreign laws.

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ARTICLE III

DILIGENCE AND REPORTING

3.1 Diligence. As an inducement to IPI to enter into this Agreement, Licensee shall use diligent and commercially reasonable efforts to develop, seek regulatory and pricing/reimbursement approval for and commercialize Products for the benefit of the public and to make Products that have gained any Regulatory Approval in at least one jurisdiction available to the public in such jurisdiction. Such activities will include, as available and practicable under the circumstances, commercially reasonable participation in compassionate use, expanded access, patient access, and similar programs. The Parties agree that failure to meet the obligations of diligence pursuant to this Section 3.1 will constitute a material breach.

3.2 Reports. No later than [***] after each anniversary of the Effective Date, Licensee will provide to IPI a written [***] progress report in the form attached as Appendix B regarding the progress of Licensee and its sublicensee(s) concerning research and development, regulatory approval, manufacturing, sublicensing, marketing and sale of Products during the preceding [***] period and plans for the forthcoming [***]. Each [***] progress report will contain a sufficient level of detail for IPI to determine whether Licensee is in compliance with its obligations under Section 3.1, as well as a general description of the overall business of Licensee and its sublicensee(s) in the Field (including, without limitation, an identification of all products and services sold by the business unit of Licensee relating to the Field and total revenue for that business unit). Any such reports will be treated as Confidential Information of Licensee

3.3 Adverse Event Reporting. License shall maintain copies of all data and documentation relating to Products in the Field that are generated for use or potential use in, or would be required to be submitted in, the pursuit of regulatory approval for a Product. Such data and documentation may include, but is not limited to, all Regulatory Filings and notices, copies of study data and study outcomes, clinical protocols, preclinical and testing data, any associated reports or comparisons, and any expert or statistical analyses written or performed concerning the foregoing Upon request, Licensee will provide IPI with copies of any such data and documentation (which will not include protected health information but may include Confidential Information of Licensee) in a prompt manner. In addition, Licensee shall notify IPI within no less than [***], or as soon as reasonably practicable, of learning of any of the following events: any unanticipated or serious adverse events relating to a Product and/or adverse reactions to a Product; any communication, complaint, citation, or notice from any regulatory authority or other governmental agency (e.g., any warning letter, notice of inspection, requirement of product recall or market withdrawal); or any other claim of an adverse event, health hazard or risk, contamination, lack of stability, or other allegation that may reasonably be interpreted as having significant safety or regulatory consequences. Promptly thereafter, Licensee shall provide to IPI such additional information regarding the event as IPI reasonably requests.

3.4 Undeveloped Subfields.

a. Beginning in the year after the fifth anniversary of the Effective Date, if IPI should receive a request to license the Licensed Technology within the Field from a third party in which Licensee is not actively developing or commercializing a Product (each an “Undeveloped Subfield”), IPI shall provide written notice to Licensee within [***] of receipt of such request from third party of said Undeveloped Subfield.

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b. Within [***] of receipt of such notice from IPI, Licensee must provide to JPT either: (i) a commercially reasonable development plan that Licensee (or a sublicensee) will put into effect within [***], setting forth in detail the development and commercialization steps that Licensee (or its sublicensee) will undertake with respect to the Undeveloped Subfield; (ii) or provide written support why Undeveloped Subfield is not in Licensee’s (or its Sublicensee’s) best business interest to license to third party; (iii) or enter into good faith negotiations with third party for said Undeveloped Subfield

ARTICLE IV

FEES, ROYALTIES, AND REPORTS

4.1 License Fee. In order to retain the licenses under Section 2.1, Licensee shall pay:

(1) an initial up-front payment of Two Hundred Thousand U.S. Dollars ($200,000) due within [***] of the Effective Date.

(2) (Commencing on the first anniversary of the Effective Date, Licensee shall pay to IPI an annual license fee (the “License Fee”) in the amount of:

(a) [***] on each of the [***] of the Effective Date, and

(b) Seventy-Five Thousand U.S. Dollars ($75,000) on the fourth anniversary of the Effective Date and on each subsequent anniversary thereafter up to the date of the first commercial sale of the first Licensed Product anywhere in the Territory.

4.2 Royalties. During the applicable Royalty Term, Licensee shall pay IPI a royalty on Net Sales of Products by Licensee, its Affiliates and its sublicensees at the following rates:

(1) [***] of Net Sales of a Licensed Products or Licensed Services; and

(2) [***] of Net Sales of a Discovered Products or Discovered Services.

If Licensee is required to obtain or maintain a license from any third party under any patents in order to research, develop, make, have made, use, sell, offer to sell, import and commercialize Products (each, a “Third Party License”), then Licensee will have the right to credit [***] of any royalty payments actually paid by Licensee under such Third Party License in any calendar quarter against any royalty payment payable to IPI pursuant to this Section 4.2 for such calendar quarter. Notwithstanding the forgoing, in no event will the royalty reductions under this section reduce the royalty rates otherwise due to IPI in any calendar quarter to less than [***] of such royalty rates otherwise due.

4.3 Milestone Payments.

(1) Licensee Product Milestone Payments. Licensee shall pay IPI the applicable, non-refundable, non-creditable, milestone payment set forth below upon the first achievement of each milestone event set forth below by or on behalf of Aktis (or by an Affiliate or sublicensee, as the case may be) for each of the first [***] Licensed Products paid once per Aktis Target.

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	Milestone Event	Milestone Payment
(1)	[***]	[***]
(2)	[***]	[***]
(3)	[***]	[***]
(4)	[***]	[***]
(5)	[***]	[***]
(6)	[***]	[***]

For clarity, the total amount of milestone payments that could be owed to IPI per Licensed Product (for each of the first [***] Licensed Products) will be [***] and in total will be Twenty Four Million U.S. Dollars ($ 24,000,000).

(2) General Provisions Regarding Product Milestone Payments. Licensee shall notify IPI of the achievement of a milestone event set forth in Section 4.3(1) within [***] after its achievement and shall make the corresponding, non-refundable, non-creditable, milestone payment to IPI within a [***] time period

4.4 Reports Payments and Accounting

a) Reports and Payments. Aktis shall deliver to IPI, within [***] after the end of each calendar quarter commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product occurs, a written report of Net Sales of the Licensed Products for such calendar quarter Such reports shall indicate (i) gross sales, the deductions used in arriving at Net Sales and Net Sales on a Product by- Product and country-by-country basis and (ii) the calculation of payment amounts owed to IPI.

b) Audits by IPI. Licensee shall keep, and shall require its Affiliates and sublicensees to keep, records of the latest [***] calendar years relating to gross sales and Net Sales of Products. For the sole purpose of verifying Licensee’s compliance with its payment obligations hereunder, IPI shall have the right no more than [***] each calendar year (except in the case of fraud), at IPI’s expense, to cause an independent, certified public accountant (chosen by IPI and reasonably acceptable to Licensee) to review such records in the location(s) where such records are maintained by Licensee or its applicable Affiliate(s) or sublicensee(s) upon reasonable notice and during regular business hours. The results of such review shall be made available to Licensee at the same time as such results are made available to IPI. If the review reflects that a milestone payment is due or there is an underpayment of royalties, Licensee shall promptly pay to IPI such milestone payment or underpayment of royalties and Licensee shall pay all of the reasonable costs of such review, and such review shall not count as the [***]-per calendar year review IPI is entitled to conduct hereunder. Each report provided by Licensee shall be deemed final and not subject to challenge, except in the event of fraud or other willful misconduct.

c) Late Payments. Licensee shall pay interest to IPI on the aggregate amount of any payment that is not paid on or before the date such payment is due under this Agreement at a rate per annum equal to the prime rate in the United States of Citibank, NA (or its successor bank) as in effect on the date such payment is due plus [***] for the period during which such payment remains overdue.

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d) Mode of Payment; Currency Conversion. All payments under this Agreement, shall be made by deposit of U.S. Dollars in the requisite amount to such bank account as IPI may from time to time designate by notice to Licensee. For the purpose of calculating any sums due under this Agreement (including the calculation of Net Sales expressed in currencies other than U.S. Dollars), Licensee shall convert any amount expressed in a foreign currency into U.S. Dollar equivalents using Licensee’s standard conversion methodology consistent with U.S. generally accepted accounting principles (GAAP) or international financial reports standards (TFRS), as applicable, in a manner consistent with Licensee’s normal practices used to prepare its audited financial reports; provided that, such practices use a widely accepted source of published exchange rates.

e) Blocked Payments. In the event that, by reason of applicable Laws or regulations in any country, it becomes impossible or illegal for Licensee or its Affiliates to transfer, or have transferred on its behalf, milestones, royalties or other payments to IPI, such milestones, royalties or other payments shall be deposited in local currency in the relevant country to the credit of IPI in a recognized banking institution designated by IPI or, if none is designated by IPI within a period of [***], in a recognized banking institution selected by Licensee or its Affiliates.

f) Taxes. If Licensee is required to withhold taxes imposed upon payments due hereunder, then Licensee may deduct from such payments any such withholding taxes and shall pay such withheld amounts to the proper tax authorities for credit to the tax account of IPI. Licensee shall provide to IPI receipts of payment of any such withholding taxes promptly after payment and any other such proof of payment, and Licensee will reasonably assist IPI in efforts to obtain said credit for the benefit of IPI. Licensee shall provide IPI with reasonable assistance in efforts by IPI to reduce any withholding taxes as far as possible under the provisions of any relevant tax treaty or other statutory or regulatory provision. The Parties shall discuss applicable mechanisms for minimizing such taxes to extent possible in compliance with applicable laws. In addition, the Parties shall cooperate in accordance with applicable laws to minimize indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes) in connection with this Agreement.

4.5 Patent Prosecution Fees. Licensee will reimburse IPI for IPI’s costs, fees, and expenses associated with the preparation, filing, prosecution, defense, and maintenance with respect to each position within the Licensed Patents, including without limitation attorneys’ fees, governmental fees, vendor charges, and the costs of any patent office or other administrative proceedings (e.g., interferences, oppositions, reexaminations, post grant reviews, or any other ex parte or inter partes proceeding) (collectively, “Patent Expenses”). Payments for reimbursement of Patent Expenses incurred, both before and after the Effective Date, will be due within [***] of receipt of an invoice for Patent Expenses Unreimbursed or unreimbursable Patent Expenses incurred by IPI prior to the Effective Date total approximately [***]. If Licensee fails to pay any Patent Expense reimbursement by the invoice due date, IPI will have the right, at its sole discretion, to abandon and/or remove from this Agreement the applicable Licensed Patent(s) after a [***] cure period, upon written notice

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ARTICLE V

PATENT FILINGS AND MAINTENANCE

5.1 Patent Filings. Licensee will assume primary responsibility for prosecution of the Licensed Patents to the extent such actions pertain solely to the prosecution of such rights, and shall be responsible for the related prosecutions costs. Licensee shall not abandon the filing and prosecution of the Licensed Patents without providing IPI [***] advance written notice. If Licensee abandons any of the Licensed Patents, IPI will have the right to assume primary responsibility for prosecution of the Licensed Patent Rights and, at its sole discretion, to remove from this Agreement the applicable Licensed Patent(s). Licensee shall have the option to acquire by an assignment from IPI to Licensee any IPI interests in the Licensed Technology or any IPI rights to joint intellectual property under the terms of Section 4.

5.2 Cooperation. Licensee will promptly provide IPI with copies of all substantive communications received from and filed with all patent offices regarding the Licensed Patents. Licensee shall provide IPI with draft filings no later than [***] prior to the filing date. Licensee shall consider in good faith all comments made by IPI to such filings.

5.3 Patent Term. Licensee agrees that it will cooperate with IPI in good faith to extend, restore, and supplement the term of any Licensed Patent (at IPI’s selection) under the Drug Price Competition and Patent Term Restoration Act of 1984, (e.g., as codified at 21 U.S C § 355 and 35 U.S.C. §§ 156, 271, 282; and implemented in part by 37 CFR 1.710 et seq.), and under any comparable domestic or foreign provision (e g, Regulation (EC) No 469/2009 of the European Parliament and Article 63 of the European Patent Convention). Licensee agrees not to use any dossier, regulatory authorization, or any regulatory review period it obtains or incurs as a result of seeking regulatory approval for any Product to seek any patent term extension, restoration, or supplementation for any other patent without first obtaining IPI’s written consent.

ARTICLE VI

INFRINGEMENT

6.1 Notice. During the Term of this Agreement, each Party will promptly, and in any event no later than [***], report in writing to the other Party any actual or threatened infringement of the Licensed Patents of which it becomes aware (each, an “Infringement”), and will provide the other Party with all available evidence supporting such actual or threatened Infringement (“Infringement Notice”). The Parties will reasonably cooperate with each other to terminate or settle any such Infringement without litigation.

6.2 Suit Initiation.

a. Licensee will have the first right to commence an action against any Infringement in respect of a Licensed Product or Licensed Service anywhere in the world at its own expense, provided Licensee gives IPI sufficient advance notice of its intent to take such action and the reasons therefore. IPI will cooperate with Licensee in bringing and pursuing such Infringement action as reasonably requested and. at Licensee’s sole expense. Licensee will keep

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IPI promptly informed, will regularly consult with IPI, regarding the status of any such Infringement action and will provide IPI with copies of all documents filed in, and all written communications relating to, such Infringement action. IPI may, at its option and expense, join Licensee in such Infringement action.

b. If within [***] from the date of the Infringement Notice in respect of a Licensed Product or Licensed Service, the alleged Infringement is not terminated or settled and Licensee has failed to bring any action against the alleged or actual infringer, then IPI will have the right to bring an action against the alleged or actual infringer at its own expense. Licensee will cooperate with IPI in bringing and pursuing such Infringement action as reasonably requested by IPI, and at IPT’s expense. IPI will keep Licensee promptly informed, will from time to time consult with Licensee regarding the status of any such Infringement action and will provide Licensee with copies of all documents filed in, and all written communications relating to, such Infringement action. Licensee may, at its option and expense, join IPI in such Infringement action.

6.3 Conduct of Suit, Settlement, and Recovery. The Party filing such Infringement Claim (the “Initiating Party”) will conduct any suit it files in its own name in good faith with due care and regard for the value and validity of the Licensed Patents. The Initiating Filing Party will have the right to settle any suit it may bring under Section 6.2, provided that, in the case of Licensee as the Initiating Party, any such settlement shall not require any payment or action on the part of IPI; may not impose any limitation or obligation on, or detriment or devalue any asset of, IPI; cause IPI to be in noncompliance with any law, regulation, contract, or other duty or obligation; nor entail any admission relating to IPI its Affiliates or their respective employees, trustees inventors, student, partners, affiliates, or collaborators, regarding the Licensed Patents, the Licensed Technology, or any other intellectual property belonging to IPI or its Affiliates. Any recovery realized as a result of any suit, claim or action or related settlement under this Section 6 shall first be applied on a pro rata basis to reimburse the costs and expenses incurred by the Initiating Party (including any expenses already reimbursed to the other Party) and to reimburse such costs and expenses of the other Party (to the extent not already reimbursed by the Initiating Party). Any remaining amounts shall be split equally between the Parties. Licensee and IPI agree to negotiate in good faith an appropriate compensation to IPI for any non-cash settlement or non-cash cross-license.

6.4 Contest of Validity. Licensee must provide IPI at least [***] prior written notice before Licensee or its Affiliate(s) or sublicensee(s) files any proceeding that contests the validity of any Licensed Patent during the term of this Agreement. In the event any such proceeding is filed and without limiting IPI’s rights pursuant to Section 9.2(e), Licensee agrees to pay to IPI, directly and not into any escrow or other account, two times the amount of all royalties and other amounts due in view of Licensee’s (and its sub licensees’) activities under the Agreement during the period of challenge.

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ARTICLE VII

CONFIDENTIALITY

7.1 Non-Disclosure and Non Use. As used herein, “Confidential Information” shall refer to and mean all nonpublic scientific, technical, financial or business information which is disclosed by one Party (“disclosing Party”) to the other Party (“receiving Party”). Without limitation, Confidential Information shall include the terms of this Agreement, the Licensed Technology, Licensee’s development plan and annual progress report, financial statements, revenue reports, sublicense agreements, nonpublic patent applications and unfiled patent office documents, and information shared by the inventors of the Licensed Patents, and may include third party information. Each receiving Party agrees to maintain in confidence the disclosing Party’s Confidential Information and not to disclose, publish or otherwise communicate such Confidential Information to third parties; except that the receiving Party may disclose the disclosing Party’s Confidential Information only on a need to know basis to its sublicensees and to their respective employees and consultants, in each case, who are under obligations of confidentiality, nondisclosure and nonuse at least as stringent as those set forth herein. Each receiving Party agrees to use the same degree of care in protecting the disclosing Party’s Confidential Information at it uses to protect its own Confidential Information, hut in no event less than a reasonable degree of care. In addition, Licensee further agrees that it may only use IPI’s Confidential Information for the purposes of development and commercialization of Products and agrees not to use or exploit such Confidential Information for any other purpose (e.g., disclosing, using, or claiming IPI Confidential Information in any of Licensee’s own patent prosecution without IPI’s consent). This Section 7.1 shall survive for [***] after the termination or expiration of this Agreement. The confidentiality provisions of this Section 7.1 will not apply to any Confidential Information disclosed hereunder which:

a. was known by the receiving Party prior to its date of disclosure by the disclosing Party, as demonstrated by contemporaneous written evidence of the receiving Party;

b. is disclosed to the receiving Party by an independent, unaffiliated third party rightfully in possession of the Confidential Information, with no duty or obligation of confidentiality;

c. either before or after the date of the disclosure to the receiving Party becomes published or generally known to the public through no fault or omission on the part of the receiving Party;

d. is independently developed by the receiving Party without reference to, reliance on, or the benefit of the Confidential Information of the disclosing Party; or

e. is required to be disclosed pursuant to a governing law, regulation, or order, provided that if such requirement exists, the receiving Party promptly notifies the disclosing Party, discloses only such information as is required to be disclosed, and, where available, takes reasonable and lawful actions to request confidential treatment of the information disclosed.

7.2 Publicity. Though the terms of this Agreement may not be disclosed without the prior written consent of the other Party, either Party may announce that the Parties have entered into a license Agreement with respect to the Licensed Patents and related technology. In addition, Licensee may disclose the terms of this Agreement to any investors, prospective investors, lenders and other potential financing sources who are obligated to keep such information confidential under terms at least as restrictive as those herein. Licensee may, in coordination with and subject to IPI’s written consent, also disclose content of this Agreement to the extent required by law or by the requirements of any nationally-recognized securities exchange, quotation system or over the-counter market on which Licensee has its securities listed or traded.

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7.3 Publication Rights. IPI will have the right to publish any data and other results relating to the Miniproteins following Licensee’s standard review for patentable subject matter and Licensee Confidential Information and, if applicable, reasonable delay (but in any event not longer than [***] from the receipt by Licensee of a draft publication or disclosure by IPI) for any patent application filings to be made.

ARTICLE VIII

REPRESENTATIONS, WARRANTIES, AND LIMITATIONS

8.1 IPI represents and warrants that:

a. except as otherwise provided under Section 2.4 with respect to U.S. Government interests, to the knowledge of IPI as of the Effective Date, IPI is the owner by assignment from the inventors of record of all Licensed Patents or otherwise has the right to grant the licenses granted herein;

b. it is a nonprofit corporation organized and existing under the laws of the Commonwealth of Massachusetts and has the power and authority to enter into this Agreement; and

c. it has taken all necessary action to authorize the execution and delivery of this Agreement by its representatives who carried out such execution and delivery, and to authorize the performance of its obligations hereunder

8.2 Other than as set forth m Section 8.1 above, IPI MAKES NO REPRESENTATIONS OR WARRANTIES, AND EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR EXPRESS WARRANTIES, WHATSOEVER INCLUDING WITHOUT LIMITATION AS TO MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, ACCURACY, ENFORCEABILITY, NON INFRINGEMENT, SCOPE, SAFETY, EFFICACY, SUFFICIENCY, OR REGULATORY APPROVAL OF THE LICENSED PATENTS, LICENSED TECHNOLOGY, AND ANY PRODUCTS. Specifically and without limitation of the foregoing, IPI makes no warranty or representation as to the validity or scope of the Licensed Patents, or that protection will be available in any given country; that any product or process made, used, sold, or otherwise disposed of under or in association with the license granted in this Agreement is or will be free from any claim of infringement or misappropriation of any intellectual property rights; or that IPI, its affiliated organizations, or the inventors of the Licensed Technology will provide any assistance, support, data, or know how not already contained in the Licensed Technology as of the Effective Date.

8.3 Licensee represents and warrants that:

a. it is a corporation organized and existing under the laws of the state of Delaware and has the power and authority to enter into this Agreement;

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b. it has taken all necessary action to authorize its execution and delivery of this Agreement by its representatives who carried out such execution and delivery, and to authorize the performance of its obligations hereunder;

c. it is prepared and intends to diligently develop and commercialize products under the Licensed Patents and to bring Licensed Products and/or Licensed Services to market; and

d. it, on behalf of itself, its Affiliates and sublicensees, will research, develop, make, have made, use, sell, offer to sell, import and commercialize Products in accordance with all applicable laws.

8.4 Limitation of Liability. IPI SHALL NOT BE LIABLE TO LICENSEE UNDER ANY LEGAL THEORY (WHETHER TORT, CONTRACT OR OTHERWISE) FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. Without limitation of the foregoing, IPI’s liability to Licensee under this Agreement for any and all claims, losses, damages and expenses shall not exceed the total amounts paid by Licensee to IPI under this Agreement during the [***] period preceding the claims, losses, damages and expenses.

ARTICLE IX

EXPIRATION AND TERMINATION

9.1 Term. This Agreement is effective as of the Effective Date and unless sooner terminated under this Section 9, will expire at the end of the last to expire applicable Royalty Term.

9.2 IPI Termination Rights. IPI may, at its election, either (a) terminate this Agreement, (b) convert any of Licensee’s exclusive license rights under Section 2.1 above, into non-exclusive rights, or (c) choose to reduce the Field or Territory, if:

a. The First Commercial Sale does not occur by January 1, 2035, or the payment of earned royalties under Section 4.2 once begun, ceases for more than eight (8) consecutive calendar quarters.

b. Licensee defaults in the timely payment of any amount due to IPI, does not timely provide a required development progress report, does not use reasonable and diligent efforts to pursue development of Licensed Products and Licensed Services, or is otherwise in breach of any covenant, representation, warranty or other provision of this Agreement and fails to remedy such default or breach within thirty (30) days after written notice thereof by IPI;

c. Licensee is found, on more than one examination by IPI pursuant to Section 4 4 of this Agreement, to have underreported or underpaid any royalty payment due under this Agreement by more than [***] in any [***] in the period under examination;

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d. Licensee ceases to carry on its business related to the subject matter covered by the Licensed Patents (directly or through a sublicensee), dissolves, winds up its business; or otherwise ceases operations;

e. Licensee becomes insolvent, is unable to pay its debts as they become due, enters receivership, commits any act of bankruptcy, files a petition under any bankruptcy or insolvency act, or has any such petition filed against it which is not dismissed within [***], or if Licensee or its sublicensee(s) offer any component of the Licensed Patents or Licensed Technology (or their interest in any license or sublicense rights thereunder) to their creditors.

9.3 Licensee’s Termination Rights. Licensee may terminate this Agreement, with or without cause, in its entirety by giving IPI [***] prior written notice and providing a statement of the reasons for termination.

9.4 Effect of Termination. Upon termination or expiration of this Agreement for any reason, Licensee will remain obligated to provide an accounting for and to pay to IPI within [***] of termination all accrued amounts owed to IPI under this Agreement, including without limitation royalties earned (by Licensee and its sublicensee(s)) up to the date of the termination (for clarity, any amount accrued, but for which the payment deadline extends past the date of termination, shall accelerate and become due within [***] of the date of termination). In addition, upon termination or expiration:

a. All rights of Licensee to practice the Licensed Patents and Licensed Technology will cease immediately.

b. Any sublicenses granted pursuant to Section 2.2 shall state that they will survive termination of this Agreement, at IPI’s election, as follows: unless IPI provides notice to the sublicensee(s) (using the contact information provided by Licensee) that the sublicense will not survive, all sublicenses will automatically survive termination of this Agreement and convert to direct licenses with IPI (of equivalent scope under the Licensed Patents and Licensed Technology as was contained in the sublicense) so long as the basis for termination was not related to the sublicensee, the sublicensee was in good standing under the sublicense and had made all required payments, and the sublicensee agrees to enter into a new confirmatory license agreement document with IPI having terms no worse for IPI than those of this Agreement and the sublicense.

c. Each Party will (and will cause its sublicensees, partners and other permitted third parties to) within [***] return or destroy the Confidential Information of the other Party and will deliver a statement signed by one of its authorized officers that it has done so, except to the extent such Confidential Information is maintained by IPI as part of a permitted disclosure pursuant to Section 7.1(e);

d. Notwithstanding subpart (c) above, each party (i) will be permitted to retain one copy of such materials for archival and legal compliance purposes and (ii) will not be required to delete or destroy any electronic back-up tapes or other electronic back-up files that have been created solely by the automatic or routine archiving and back-up procedures of the retaining party, to the extent created and retained in a manner consistent with its or their standard archiving and back-up procedures.

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e. A copy of all Licensed Product Information must be provided to IPI within [***] of such termination. All Licensed Product Information shall remain the Confidential Information of Licensee. Licensee shall, subject to any rights any sublicensees or other third parties may have with respect to any of the foregoing that survive such termination, grant to IPI a right for IPI to access and to refer to all Licensed Product Information, and to provide a copy thereof to potential licensees of IPI (under conditions of confidentiality consistent with Article VII), solely for use in IPI’s efforts to license the Licensed Technology to any third party. IPI shall not be entitled to license, grant, or transfer to any third party any rights in such Licensed Product Information. In the event IPI agrees in writing to material economic terms with a third party concerning the grant of a license to such third party under the Licensed Technology formerly licensed to Licensee hereunder, IPI shall provide written notice thereof to Licensee and Licensee shall enter into good faith negotiations with such third party concerning the granting of rights to, or transfer of title in, the Licensed Product Information to such third party on commercially reasonable terms, subject to any rights any sublicensees or other third parties may have with respect to any of the foregoing that survive termination of this Agreement.

f. Any provision of this Agreement which, by its nature, would reasonably be understood as intended to survive the termination or expiration of this Agreement will survive, including without limitation the provisions of Sections [4.9, 7.1, 8.2, 8.4, 9.4, 10.1, 11.1, and 11.4]2.

ARTICLE X

INDEMNIFICATION AND INSURANCE

10.1 Indemnification. Licensee agrees, and shall cause its sublicensees to agree, to indemnify, hold harmless and defend IPI and its current and former directors, governing board members, trustees, officers, faculty, medical and professional staff, employees, students, Affiliates and agents and their respective successors, heirs and assigns (collectively, the “IPI Indemnitees”), against any liability, damage, loss or expenses (including reasonable attorneys’ fees and expenses of litigation) in connection with any claims, suits, actions, demands or judgments, arising out of or relating to (a) the practice by Licensee, its Affiliates or its sublicensees of any Licensed Patents, Licensed Technology, and/or the exercise of any other rights granted in this Agreement or any sublicense; (b) the death of or injury to any person or persons or the damage to any property (including without limitation under any theory of product liability or business tort) relating to Licensee’s, its Affiliates’ and/or its sublicensees’ business pertaining to the Licensed Patents and Licensed Technology, including without limitation the development, manufacture, use, sale, or provision of any Products developed, manufactured, used, sold, or provided by Licensee, its Affiliate or any of its sublicensees; (c) the negligence or willful misconduct of Licensee, its Affiliates and its sublicensees (d) Licensee’s breach of this Agreement; and/or (e) Licensee’s, its Affiliates’ and its sublicensees’ criminal acts and violations of any laws, regulations, or orders (including without limitation labeling laws, safety regulations, and export control regulations)

[2]	To be finalized prior to signing.

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(collectively, “Covered Claims”). Licensee will not be responsible for the indemnification or defense of a IPI Indemnitee to the extent a Covered Claim is solely caused by the gross negligence or willful misconduct of the IPI Indemnitee. IPI will notify Licensee of any Covered Claim hereunder and Licensee will, at its own expense, provide attorneys reasonably acceptable to IPI to defend against such Covered Claim. The IPI Indemnitees will cooperate with Licensee and may, at IPI’s option and expense, be represented in such action or proceeding by counsel of their own choosing; provided that in the event a IPI Indemnitee elects to be represented by their own counsel due to a reasonable perceived conflict of interest with counsel selected by Licensee, Licensee agrees that such representation will be at Licensee’s expense. Licensee agrees not to settle any Covered Claim without the written consent of IPI. Licensee shall reimburse IPI for the actual fees, costs, and expenses (including attorneys’ fees) that it may incur in enforcing this provision.

10.2 Insurance. Licensee will comply, and will cause its sub licensees to comply, at all times, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees and consultants of Licensee, its Affiliates or its sublicensees, as the case may be, with respect to activities performed under this Agreement. In addition to the foregoing, Licensee will maintain, and will cause its Affiliates and sublicensees to maintain, through insurance (or equivalent self-insurance if approved by IPI): (a) during the term of this Agreement and at all times thereafter until the expiration of all applicable statutes of limitation pertaining to the manufacture, marketing, possession, use, sale or other disposition of any Products, commercial general liability insurance, including coverage for contractual liability assumed by them and coverage for their independent contractors with per occurrence limits of at least [***] each and a general aggregate limit of [***]; (b) umbrella/excess liability insurance with at least [***] each occurrence and general aggregate limit; and (c) commencing immediately prior to the earlier to occur of the following of their activities pertaining to the Products clinical trial, regulatory clearance/approval or First Commercial Sale, products/completed operations liability insurance to include clinical trials liability coverage and exclusive of the coverage provided by the commercial general liability insurance policy, with an aggregate limit of at least [***], both with reputable and financially secure insurance carrier(s), rated [***] or better by AM Best, and licensed in the Commonwealth of Massachusetts (or pre-approved by IPI) to cover the activities of Licensee and its sublicensees hereunder, as the case may be, as well as the IPI Indemnitees with respect to events covered by Section 10.1 above. For clarity, the foregoing limits shall not be construed as creating or implying any limits on Licensee’s and its sublicensees’ liability for any claim relating to this Agreement (including any claim for breach and any duty under Section 10.1 for any Covered Claims). The Licensee’s liability insurance will include IPI and the inventors of the Licensed Patents and Licensed Technology as additional insureds and will be written to cover claims incurred, discovered, manifested, or made during or after the expiration of this Agreement. Within [***] of the Effective Date, Licensee will furnish, and will cause its sublicensees to furnish, to IPI a Certificate of Insurance evidencing primary coverage and additional insured requirements. Licensee shall provide IPI [***] prior written notice of cancellation, non-renewal or material change. All such insurance will be primary coverage and any insurance obtained by IPI in its discretion will be deemed to be excess and noncontributory.

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ARTICLE XI

MISCELLANEOUS

11.1 Dispute Resolution. In the event of any controversy or claim arising out of or relating to any provision of this Agreement or the breach thereof, the Parties will first attempt to settle such conflict amicably between themselves by referring the matter to their respective chief executive officers or their designees. If the matter is not resolved with [***], and subject to the limitation stated in the final sentence of this Section, any such conflict which the Parties are unable to resolve promptly will be settled through arbitration conducted in English in accordance with the rules of JAMS in Boston, Massachusetts. The arbitrators shall not have the ability to determine the validity or enforceability of any Licensed Patent. The demand for arbitration must be filed, if at all, by the date upon which institution of legal proceedings based on such controversy or claim would be barred by the applicable statute of limitation. The award through arbitration will be final and binding Either Party may enter any such award in a court having jurisdiction or may make application to such court for judicial acceptance of the award and an order of enforcement, as the case may be Notwithstanding the foregoing, either Party may, without recourse to arbitration, assert against the other Party a third party claim or cross-claim in any non-collusive action brought by a third party, to which the subject matter of this Agreement may be relevant.

11.2 No Use of Names. Licensee and its sublicensees will not use IPI’s name or insignia, or any adaptation of them, or the name of any of IPI’s faculty and staff, in any advertising, promotional or sales literature without the prior written approval of IPI.

11.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by Licensee without the prior written consent of IPI. Notwithstanding the foregoing, however, Licensee may assign this Agreement in its entirety, without the consent of IPI, to a third party successor in interest by way of merger, consolidation or sale of all or substantially all of Licensee’s business and assets to which this Agreement relates, provided: (i) Licensee will notify IPI in writing within [***] of such assignment, identifying such assignee, (ii) the assignee agrees in writing to be bound by all of the terms and conditions of this Agreement hereunder and to be responsible for all obligations and liabilities hereunder, (iii) if the assignee is an Affiliate of Licensee, Licensee will agree to remain jointly responsible for the acts, omissions, and obligations of the assignee hereunder; and (iv) if the assignee is not an Affiliate, the assignee must be a bona fide business, reasonably capitalized, with a reasonable expectation of being able to meet the obligations hereunder. Further, upon IPI’s request in connection with any permitted assignment to a third party, Licensee and such third party assignee will enter into a written agreement with IPI evidencing and confirming such assignment, and the transfer of all obligations to such assignee. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their permitted successors and assigns.

11.4 Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts, U.S.A, without regard to conflict of laws rules or principles. Subject to Section 11.1 of this Agreement, any dispute or issue arising hereunder, including any alleged breach by any Party, will be heard, determined and resolved by an action commenced in the state or federal courts in Boston, Massachusetts, which the Parties hereby agree will have proper jurisdiction over the issues and the Parties. IPI and Licensee hereby agree to submit to the jurisdiction of the state or federal courts in Boston, Massachusetts and waive the right to make any objection based on jurisdiction or venue.

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11.5 Notices. Any notice or other communication required or permitted under this Agreement will be properly addressed to the other Party as set forth below and will be effective (a) on the day it is hand delivered, (b) [***] after being mailed, postage prepaid, first class, certified mail, return receipt requested, (c) the next business day after being sent, shipping prepaid, receipt requested, via a reputable overnight courier service, or (d) on the next business day after being dispatched by facsimile or electronic mail. Any notice so sent shall be deemed effective as of the date it was sent to the contact information listed below. Either Party may change its contact information to which notices will be sent by giving notice to the other Party in accordance with the terms of this Section 11.5.

For notices, communications and payment to IPI:

IPI’s email: [***]

Institute for Protein Innovation

4 Blackfan Circle, Room 921, Boston MA 02115

IPI’s Federal Tax I.D. No.: [***]

For notices, communications and invoices to Licensee:

Attention: [***]

Aktis Oncology, Inc.

Email: [***]

11.6 Independent Contractor Waiver. The Parties hereto are independent contractors, and nothing in this Agreement shall be construed as creating or implying any other relationship between them including any joint venture, partnership, or agency. Neither Party is given the power to represent or obligate the other The waiver by either Party of a breach or series of breaches by the other Party will not be construed as a waiver of any succeeding breach of the same or any other provision, nor will any delay of either Party in availing itself of any remedy operate as a waiver of any right, power or privilege by such Party

11.7 Integration and Severability. This Agreement contains the full understanding of the Parties with respect to the subject matter hereof and supersedes all prior understandings and writings relating thereto. Notwithstanding the foregoing, this Agreement shall not be construed as limiting a Party’s rights or obligations under the SRA that expressly survive the term of the SRA, as expressly set forth in Section 6.5(d) of the SRA No waiver, alteration or modification of any of the provisions hereof will be binding unless made in writing and signed by the Parties by their respective, duly authorized officers. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions will not be affected, and the rights and obligations of the Parties will be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable.

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11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, duly authorized representatives of the Parties have executed this Agreement as of the Effective Date.

INSTITUTE FOR PROTEIN INNOVATION	AKTIS ONCOLOGY, INC.

/s/ [***]	/s/ Matthew Roden Name

November 19, 2021	11/26/21 Date

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APPENDIX A

AIMS TARGETS

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APPENDIX B

FORM OF ANNUAL PROGRESS REPORT

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